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                                                                      Exhibit 12

                                                                      YEARS ENDED DECEMBER 31,
(In Millions)                                   2001            2000            1999            1998            1997
                                          --------------------------------------------------------------------------------
Pretax income (loss)(1)                   $      (5,449)   $       2,328    $      1,434    $       (1,230)  $       1,814

Capitalized interest                      $         (13)   $         (18)   $          0    $            0   $           0

Fixed charges (as calculated below)       $         945    $         806    $        568    $          460   $         342
                                          -------------    -------------    ------------    --------------   -------------

Earnings(2)                               $      (4,517)   $       3,116    $      2,002    $         (770)  $       2,156
                                          =============   ==============    ============    ==============   =============
FIXED CHARGES:

Interest expense                          $         806    $         680    $        399(3) $          348   $         234

Rent expense interest factor              $         139    $         126    $        169    $          112   $         108
                                          -------------    -------------    ------------    --------------   -------------
Total fixed charges(2)                    $         945    $         806    $        568    $          460   $         342
                                          =============   ==============    ============    ==============   =============
RATIO OF EARNINGS TO FIXED CHARGES                    -(4)           3.9             3.5                -(4)          6.3
                                          =============   ==============    ============    ==============   =============

     (1)  After adjustments required by Item 503(d) of SEC Regulation S-K.

     (2)  As defined in Item 503(d) of SEC Regulation S-K.

     (3) The Company was a guarantor of Iridium's $750 million guaranteed credit agreement. On November 5, 1999, the Company satisfied its guarantee obligations under this agreement by paying approximately $743 million to the banks providing loans under the agreement. Included with this payment was approximately $3 million in interest charges which have been aggregated in the 1999 total interest expense used for the calculation of total fixed charges.

     (4) Earnings were inadequate to cover fixed charges for the year ended December 31, 2001 by $5.4 billion and for the year ended December 31, 1998 by $1.2 billion.